UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

     Roberts, Gregory N.
     2625 Saint Andrews
     Tustin, California 92660

2. Issuer Name and Ticker or Trading Symbol

   Greg Manning Auctions, Inc. ("GMAI")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   October, 2000

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)

   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security     |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                         |  Transaction  |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                         |        |      |                                  |  Beneficially     |(D)or |                           |
                         |        |    | |                  | A/|           |  Owned at         |Indir |                           |
                         | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |10/17/00| S | |     5,000        | D |   $5.00    | See below         |  D   |       (1)                 |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |10/19/00| S | |     2,500        | D |   $4.75    | See below         |  D   |       (1)                 |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |10/20/00| S | |     3,100        | D |   $5.016   | See below         |  D   |       (1)                 |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |10/24/00| S | |     5,000        | D |   $5.00    | See below         |  D   |       (1)                 |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |        |   | |                  |   |            | 558,526           |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$14.25  |2/18/| A  |V| 150,000   |   |2/18/|2/18/| Common   |150,000  |$14.25  | 150,000   | D |   (1)      |
(right to purchase)   |        |00   |    | |           |   |01(2)|10   | Stock    |         |        |           |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |    | |       |      |     |     |          |       |        |            |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |    | |       |      |     |     |          |       |        |            |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

  (1)    Held jointly by Gregory N. Roberts and Sharon Roberts.

  (2) The option is exercisable in four substantially equal installments beginning on the first anniversary of the date of the grant and the remaining three of which will become exercisable, respectively, on the second, third and fourth anniversary of the date of the grant.

                                               /s/ Gregory N. Roberts
                                               --------------------------------
                                               ** Signature of Reporting Person


                                               November 7, 2000
                                               -----------------
                                               Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (7-96)

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

                             Joint Filer Information


Name:  Sharon Roberts

Address:  2625 Saint Andrews, Tustin, California 92660

Designated Filer:  Gregory N. Roberts

Statement for Month/Year:  October 2000

Issuer and Ticker Symbol:  Greg Manning Auctions, Inc. ("GMAI")



Signature:  /s/ Sharon Roberts                                 November 7, 2000
            ------------------------                           ----------------
            Sharon Roberts                                     Date


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